Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

File No. 333-278809

GCT Semiconductor Holding, Inc.

2290 North 1st Street, Suite 201

San Jose, California 95131

(408) 434-6040

Prospectus Supplement No. 2

(to the Prospectus dated May 23, 2024)

This Prospectus Supplement No. 2 supplements and amends the prospectus dated May 23, 2024 and Prospectus Supplement No. 1 dated August 15, 2024 (the “Prospectus”), relating to the issuance of an aggregate of up to 26,724,001 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and the sale from time to time by selling shareholders of (i) up to 35,970,732 shares of Common Stock consisting of (a) up to 6,580,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants at a price of $11.50 per share, which were initially issued to Sponsors at an effective purchase price of $1.00, (b) 19,685,138 shares of Common Stock acquired by certain Selling Securityholders party to the Registration Rights Agreement (as defined therein), at an effective purchase price ranging from $0.00 to $120.48 per share, (c) up to 4,529,967 shares of Common Stock originally issued to investors in a private placement pursuant to those certain Subscription Agreements at an effective purchase price of $6.67 per share, (d) up to 1,781,626 shares of Common Stock issued to certain third parties as consideration for their entry into certain non-redemption agreements with Concord III and the Sponsor pursuant to which such Selling Securityholders agreed not to request redemption or to reverse any previously submitted redemption demand in connection with the Business Combination, (e) up to 500,000 shares of Common Stock underlying a convertible promissory note issued to a strategic investor in the principal amount of $5,000,000 and (f) up to 2,894,001 shares of Common Stock that are issuable upon the exercise of the GCT Warrants at an exercise price of $5.00, $10.00, and $18.75 per share, as applicable and (ii) up to 6,580,000 Private Placement Warrants, which were initially issued to Sponsors at an effective purchase price of $1.00.

On August 26, 2024, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “GCTS”. On August 23, 2024, the last reported sale price of our common stock was $2.99 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus dated May 23, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is August 26, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2024

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41013	86-2171699
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2290 North 1st Street, Suite 201 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 434-6040

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GCTS	NYSE
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	GCTSW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2024, the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of GCT Semiconductor Holding, Inc. (the "Company") approved a resolution for the Company to (i) assume the executive retention plan of the Company’s wholly-own subsidiary, GCT Semiconductor, Inc., which was not previously assumed by the Company following the closing of the business combination; (ii) make certain technical changes to reflect recent regulatory development; and (iii) confirm that the Chief Financial Officer is eligible to participate in the retention plan (as amended, the “Retention Plan”). Pursuant to the Retention Plan, our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of the employee’s employment. Should the employee’s employment be involuntarily terminated by the Company without cause at any time other than during the 12 months following a change in control of the Company, the employee will be entitled to receive (i) continued base salary for a period of 6 months, (ii) continued health care coverage for the employee and the employee’s eligible dependents for a period of up to 6 months, and (iii) accelerated vesting of 50% of the unvested shares subject to any outstanding equity awards. Should the employee’s employment be involuntarily terminated by the Company without cause or by the employee for good reason, in either case within 12 months following a change in control of the Company, then the employee will be entitled to receive (i) continued base salary for a period of 12 months, (ii) continued health care coverage for the employee and the employee’s eligible dependents for a period of up to 12 months, and (iii) full accelerated vesting of outstanding equity awards. These severance benefits are subject to the employee’s execution and non-revocation of a release of claims. In connection with the adoption of the Retention Plan, the executive retention plan previously adopted by GCT Semiconductor, Inc. was terminated.

The above summary of the Retention Plan is qualified in its entirety by reference to the complete terms and conditions as set forth in the Retention Plan, the form of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description
10.1	GCT Semiconductor Holding, Inc. Amended and Restated Executive Retention Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCT SEMICONDUCTOR HOLDING, INC.

August 26, 2024	By:	/s/ Edmond Cheng
	Name:	Edmond Cheng
	Title:	Chief Financial Officer

Exhibit 10.1

GCT SEMICONDUCTOR HOLDING, INC.
EXECUTIVE RETENTION PLAN

The GCT Semiconductor Holding, Inc. Executive Retention Plan (the “Plan”) is hereby adopted effective as of August 21, 2024. The Plan is designed to provide severance payments and benefits to a select group of management or highly compensated employees in the event of their termination of employment under the circumstances described in the Plan.

ARTICLE I. DEFINITIONS

For purposes of this Plan, the following definitions shall be in effect:

1.            Board means the Company’s Board of Directors.

2.            Change in Control means a change in control of the Company effected through any of the following transactions:

(A)             the closing of a merger, consolidation or other reorganization approved by the Company’s stockholders in which a change in ownership or control of the Company is effected through the acquisition by any person or group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members),

(B)              the closing of a sale, transfer or other disposition of all or substantially all of the Company’s assets,

(C)              the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders,

(D)             a merger, recapitalization, consolidation, or other transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof, or

(E)              a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

3.             Change in Control Severance Period means the twelve (12)-month period measured from the effective date of a Change in Control.

4.             Code means the Internal Revenue Code of 1986, as amended.

5.             Common Stock means the Company’s common stock.

6.             Company means GCT Semiconductor Holding, Inc., a Delaware corporation.

7.             Compensation Committee means the compensation committee of the Board.

8.             Eligible Employee means an Employee who is an officer or other key Employee of the Company and is selected for participation in the Plan by the Compensation Committee.

9.             Employee means an individual who is in the employ of the Company (or another member of the Employer Group), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

10.           Employer Group means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

11.           Equity Plan means the Company’s 2024 Omnibus Incentive Compensation Plan, as may be amended from time to time, and any successor equity incentive plan subsequently implemented by the Company.

12.           Good Reason means the Eligible Employee’s voluntary resignation within ninety (90) days following one or more of the following events that occur without the Eligible Employee’s written consent: (A) a material reduction in the scope of the duties, responsibilities and authority of his or her position with the Company, it being understood that a change in such individual’s title shall not, in and of itself, be deemed a material reduction, (B) a materially adverse change in his or her reporting requirements so that such individual is required to report to a person whose duties, responsibilities and authority are materially less than the person to whom he or she previously reported, (C) a material reduction in such individual’s base salary or the aggregate of his or her base salary and target bonus under any corporate-performance based bonus or incentive programs, with a reduction of fifteen percent (15%) or more to his or her base salary or aggregate base salary and target bonus to be deemed material, or (D) a relocation of such individual’s place of employment by more than fifty (50) miles; provided, however, that none of the events specified above shall constitute Good Reason unless the Eligible Employee first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice.

13.           Involuntary Termination means (i) the Company’s termination of the Eligible Employee’s employment for any reason other than a Termination for Cause or (ii) the Eligible Employee’s voluntary resignation for Good Reason.

14.           1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended.

15.           Plan has the meaning set forth in the introductory paragraph.

16.           Separation from Service means the Eligible Employee’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Eligible Employee is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Eligible Employee rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Eligible Employee may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Eligible Employee is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Eligible Employee is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Eligible Employee to be unable to perform Employee’s duties as an Eligible Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Eligible Employee is not provided with a right to reemployment by either statute or contract, then the Eligible Employee will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

17.           Termination for Cause means the termination of the Eligible Employee’s employment due to any of the following, as reasonably determined by the Company in its discretion: (i) the commission of any act of fraud, embezzlement or dishonesty by the Eligible Employee or his or her conviction of a felony or crime of moral turpitude, (ii) any unauthorized use or disclosure by the Eligible Employee of confidential information or trade secrets of the Company (or other member of the Employer Group), (iii) any other misconduct by the Eligible Employee adversely affecting the business or affairs of the Company (or other member of the Employer Group) in a material manner, (iv) the Eligible Employee’s failure to cure any breach of the Eligible Employee’s obligations under his or her Proprietary Information and Inventions Agreement or any other written agreement with the Company after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days, (v) the Eligible Employee’s breach of any of the Eligible Employee’s fiduciary duties to the Company, (vi) the Eligible Employee’s continued failure to satisfactorily perform the duties and responsibilities of his or her position after written notice from the Company identifying the deficiencies in his or her job performance and a reasonable cure period of at least thirty (30) days, (vii) the Eligible Employee’s willful misconduct or material violation of any material Company policy, (viii) the Eligible Employee’s repeated refusal to follow a clear and reasonable lawful directive of Company, or (ix) the Eligible Employee’s material violation of the Company’s written employment policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment, discrimination, or retaliation.

ARTICLE II. NORMAL SEVERANCE BENEFITS

1.             Entitlement. Should the Company terminate the Eligible Employee’s employment (other than a Termination for Cause) at any time other than during the Change in Control Severance Period, then the Eligible Employee shall become entitled to receive the payments and benefits set forth in Section II.2., subject to the Eligible Employee’s compliance with the following requirement:

•	The Eligible Employee shall, within twenty-one (21) days (or such longer period as required by law) following the date of such termination execute and deliver to the Company a general release (“Release”) in the form to be provided by the Company which becomes effective in accordance with applicable law following the expiration of the applicable revocation period. This requirement shall hereinafter be referred to as the “Release Condition”.

The payments and benefits provided under Section II.2. shall be in lieu of any other severance benefits to which the Eligible Employee might otherwise, by reason of the termination of the Eligible Employee’s employment, be entitled under any other severance plan, program or arrangement of the Company or any member of the Employer Group.

2.             Severance Payments. The severance payments and benefits which the Eligible Employee shall be entitled to receive under this Article II shall consist of the following:

(A)             Salary Continuation Payments. The Eligible Employee shall be eligible to receive continued payment of the Eligible Employee’s then-current base salary for a period of six (6)- months. The first such payment shall be made within sixty (60) days following the date of the Eligible Employee’s Separation from Service provided the Release is effective. Subsequent payments will be made in accordance with the Company’s normal payroll schedule for salaried employees.

(B)              Health Care Coverage. Provided the Eligible Employee and his or her spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Eligible Employee, his or her spouse and eligible dependents until the earlier of (i) the expiration of the six (6)- month period measured from the first day of the calendar month following the calendar month in which the Eligible Employee’s termination occurs or (ii) the first date on which the Eligible Employee and the Eligible Employee’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional medical care coverage to which the Eligible Employee and the Eligible Employee’s spouse and dependents may be entitled under COBRA following the period of such Company-paid coverage shall be at the Eligible Employee’s sole cost and expense. If the continuing coverage would result in the Company incurring any fine, penalty or excise tax, the Company reserves the right to determine the form of the Company-paid coverage in its sole discretion, including, without limitation, the right to provide a lump sum payment instead of such coverage. The Company-paid coverage will be taxed to the Eligible Employee and subject to withholding to the extent advisable under applicable tax law, as determined by the Company in its sole discretion.

(C)              Vesting Acceleration. Each outstanding option and other equity award granted under the Equity Plan held by the Eligible Employee at the time of the Eligible Employee’s termination shall immediately vest with respect to fifty percent (50%) of the number of unvested shares of Common Stock subject to the award at the effective time of the termination. The Eligible Employee shall not have more than the period of time specified in the applicable option agreement in which to exercise any outstanding options following such termination for any shares of Common Stock which are vested and exercisable at the time of such termination, including any shares which become vested as a result of this Section II.2.C.

ARTICLE III. CHANGE IN CONTROL SEVERANCE BENEFITS

1.             Entitlement. Should the Eligible Employee’s employment terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Eligible Employee shall become entitled to receive the payments and benefits set forth in Section III.2., subject to the Eligible Employee’s compliance with the Release Condition.

The payments and benefits provided under Section III.2. shall be in lieu of any other severance benefits to which the Eligible Employee might otherwise, by reason of the termination of the Eligible Employee’s employment during the Change in Control Severance Period, be entitled under any other severance plan, program or arrangement of the Company or any member of the Employer Group.

2.             Severance Payments. The severance payments and benefits which the Eligible Employee shall be entitled to receive under this Section III shall consist of the following:

(A)             Salary Continuation Payments. The Eligible Employee shall be eligible to receive continued payment of the Eligible Employee’s then-current base salary for a period of twelve (12) months. The first such payment shall be made within sixty (60) days following the date of the Eligible Employee’s Separation from Service provided the Release is effective. Subsequent payments will be made in accordance with the Company’s normal payroll schedule for salaried employees.

(B)              Health Care Coverage. Provided the Eligible Employee and his or her spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Eligible Employee, his or her spouse and eligible dependents until the earlier of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which the Eligible Employee’s Involuntary Termination occurs or (ii) the first date on which the Eligible Employee and the Eligible Employee’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional medical care coverage to which the Eligible Employee and the Eligible Employee’s spouse and dependents may be entitled under COBRA following the period of such Company-paid coverage shall be at the Eligible Employee’s sole cost and expense. If the continuing coverage would result in the Company incurring any fine, penalty or excise tax, the Company reserves the right to determine the form of the Company-paid coverage in its sole discretion, including, without limitation, the right to provide a lump sum payment instead of such coverage. The Company-paid coverage will be taxed to the Eligible Employee and subject to withholding to the extent advisable under applicable tax law, as determined by the Company in its sole discretion.

(C)              Accelerated Vesting. Each outstanding option and other equity award granted under the Equity Plan held by the Eligible Employee at the time of the Eligible Employee’s Involuntary Termination shall immediately vest in full. The Eligible Employee shall not have more than the period of time specified in the applicable option agreement in which to exercise any outstanding options following such Involuntary Termination for any shares of Common Stock which are vested and exercisable at the time of such termination, including any shares which become vested as a result of this Section III.2.C.

ARTICLE IV. LIMITATION ON BENEFITS

1.             No Duplication of Benefits. In no event shall the Eligible Employee be entitled to severance benefits under both Article II and Article III of this Plan.

2.            Benefit Limit. The benefit limitations of this Section IV.2. shall be applicable in the event the Eligible Employee receives any benefits under this Plan which are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Eligible Employee becomes entitled in accordance with the provisions of this Plan would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Eligible Employee receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Eligible Employee the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Eligible Employee under this Plan (or on any other benefits to which the Eligible Employee may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Eligible Employee’s employment with the Company) under Code Section 4999.

Should a reduction in benefits be required to satisfy the benefit limit of this Section IV.2., then the salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest under the vesting-accelerated portion (if any) of each equity award (based on the amount of the parachute payment attributable to such equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.

3.             Termination of Benefits.

An Eligible Employee shall be entitled to continue to receive the severance payments under Article II or Article III of this Plan, only to the extent that the Eligible Employee continues to comply with the Eligible Employee’s obligations under the Eligible Employee’s Proprietary Information and Inventions Agreement with the Company.

In the event that the Eligible Employee breaches any of the Eligible Employee’s obligations under the Eligible Employee’s Proprietary Information and Inventions Agreement with the Company:

(i) The Eligible Employee shall cease to be entitled to any additional severance payments or benefits otherwise to have been provided by the Company to the Eligible Employee;

(ii) The Company shall be entitled to recover from the Eligible Employee eighty percent (80%) of any and all amounts paid, to or on behalf of the Eligible Employee; provided, however, the Eligible Employee shall be entitled to receive and retain amounts equal to one (1) month of severance; and

(iii) The Company shall be entitled to take any and all action necessary to pursue legal and equitable remedies against the Eligible Employee for breach of the Eligible Employee’s Proprietary Information and Inventions Agreement with the Company, including, without limitation, injunctive relief; provided, however, all provisions of this Agreement, will remain in full force and effect notwithstanding any such action by the Company.

ARTICLE V. MISCELLANEOUS PROVISIONS

1.             Section 409A.

(A)              It is the intention of the parties that the provisions of this Plan comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder or an exemption thereto. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Plan would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. With respect to payments under this Plan that are subject to Code Section 409A, (i) in no event may Eligible Employee, directly or indirectly, designate the calendar year of a payment, (ii) any amounts that are payable upon the Eligible Employee’s termination of employment or resignation may only be made upon a Separation from Service, (iii) such amounts will only be paid in a manner and upon an event permitted by Code Section 409A, and (iv) the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.

(B)              All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(C)              Notwithstanding any provision to the contrary in this Plan, no payments or benefits to which the Eligible Employee becomes entitled under this Plan shall be made or paid to the Eligible Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of his or her Separation from Service or (B) the date of the Eligible Employee’s death, if the Eligible Employee is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code and the Treasury Regulations thereunder and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section V.1.B. shall be paid in a lump sum to the Eligible Employee on the first day of the seventh (7th) month after the date of his or her Separation from Service, and any remaining payments due under this Plan shall be paid in accordance with the normal payment dates specified for them herein.

2.             Employment at Will. The Eligible Employee’s employment with the Company (or any member of the Employer Group) shall remain at will. Nothing in this Plan is intended to provide the Eligible Employee with any right to continue in the employ of the Company (or any member of the Employer Group) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any member of the Employer Group) or the Eligible Employee, which rights are hereby expressly reserved by each, to terminate the Eligible Employee’s employment at any time for any reason or for no reason.

3.             Other Termination. The Eligible Employee shall not be entitled to receive any severance payments or benefits if there is a Termination for Cause or his or her employment with the Company ends due to death, disability, retirement or voluntary termination (other than as specified in Article III in the event of a termination for Good Reason). Upon any such termination, the Company shall only be required to pay the Eligible Employee (i) any unpaid compensation earned for services rendered through the date of such termination and (ii) the value of any accrued but unpaid vacation benefits or sick days, and no benefits will be payable under Article II or Article III of this Plan. In addition, all vesting in the Eligible Employee’s outstanding options and other equity awards, if any, shall cease at the time of such termination, and the Eligible Employee shall not have more than the period of time specified in the applicable option agreement for each outstanding option in which to exercise that option following such termination of employment for shares of Common Stock which are vested and exercisable at the time of such termination.

4.             Successors and Assigns. The provisions of this Plan shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Eligible Employee, the personal representative of the Eligible Employee’s estate and the Eligible Employee’s heirs and legatees.

5.             General Creditor Status. The benefits to which the Eligible Employee may become entitled under Article II or Article III of this Plan shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Eligible Employee’s right (or the right of the executors or administrators of the Eligible Employee’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

6.             Plan Administration. The Plan shall be administered by the Compensation Committee and the Compensation Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Compensation Committee shall have such powers as may be necessary to discharge its duties hereunder. The Compensation Committee may adopt such rules, regulations and bylaws and shall have the discretionary authority to make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision by the Compensation Committee shall be conclusive and binding upon all Eligible Employees.

7.              Amendment and Termination. The Compensation Committee shall have the discretionary authority to amend or terminate the Plan at any time, except that no such amendment or termination shall affect the right of an Eligible Employee whose termination occurred prior to the amendment or termination date of the Plan to receive any severance payment or benefit to which such Eligible Employee is then entitled under the terms of the Plan without the written consent of the Eligible Employee.

8.             Governing Law. The provisions of this Plan shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California.

9.             Severability. If any provision of this Plan as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Plan, or the enforceability or invalidity of this Plan as a whole. Should any provision of this Plan become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Plan shall continue in full force and effect.

10.           Arbitration.

(A)             Any and all disputes which arise out of or relate to the Eligible Employee’s employment, the termination of the Eligible Employee’s employment or the terms of this Plan shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Eligible Employee and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Eligible Employee’s employment with the Company or its termination.

(B)              Arbitration shall be held in Santa Clara County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules conflict with applicable law, the arbitration procedures required by applicable law shall govern.

(C)              During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Eligible Employee would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration.

(D)             The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

11.           No Transferability. The rights of any person to payments or benefits under this Plan shall not be transferable or made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void. However, payments and benefits under the Plan may be reduced or offset by any amount a Participant may owe the Company, to the extent permitted by applicable law.

12.           Claims Procedure.

(A)             Claims Procedure. If any Eligible Employee (or beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Compensation Committee, then such individual may file a written claim for benefits with the Compensation Committee. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Compensation Committee (unless special circumstances require an extension of time for up to an additional ninety (90) days and written notice of such extension and the reasons for the delay are provided to the claimant before the end of the original ninety (90) day response period).

(B)              Denial of Benefits. In the event any claim for benefits is denied, in whole or in part, the Compensation Committee shall notify the claimant in writing of such denial and of his or her right to a review by the Compensation Committee and shall set forth, in a manner calculated to be understood by the claimant, (i) specific reasons for such denial, (ii) specific references to pertinent provisions of the Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the review procedure.

(C)              Review.

(i)                Any person whose claim for benefits is denied in whole or in part may appeal to the Compensation Committee for a full and fair review of the decision by submitting to the Compensation Committee, within sixty (60) days after receiving written notice from the Compensation Committee of such denial, a written statement:

(1)               requesting a review by the Compensation Committee of his or her claim for benefits;

(2)               setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

(3)               setting forth any issues or comments which the claimant deems pertinent to his or her claim.

The claimant making such a request is entitled to examine all documents, records, and other information relevant to the claimant’s claim.

(ii)               The Compensation Committee shall act upon each such appeal within sixty (60) days after receipt of the claimant’s request for review by the Compensation Committee, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Compensation Committee shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Company in connection therewith and may require the Company or the claimant to submit such additional facts, documents or other evidence as the Compensation Committee may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Compensation Committee shall make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Compensation Committee on any benefit claim shall be final and conclusive upon all persons.

(D)              Denial of Appeal. Should the Compensation Committee deny an appeal in whole or in part, the Committee shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision was based.